Exhibit 99.1

Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365

For Immediate Release

Champions Biotechnology Reports Fiscal 2011 Second Quarter Financial Results

Baltimore, MD, December 13, 2010 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the fiscal 2011 second quarter ended October 31, 2010. Full details of the Company’s financial results will be available in the Company’s Form 10-Q at www.championsbiotechnology.com.

Total revenues for the second quarter of fiscal 2011 were $933,000 compared to $1,289,000 in the second quarter of fiscal 2010, a decrease of 28%. Revenues from Personalized Oncology were $288,000 compared to $589,000 in the corresponding quarter of the prior year, a decrease of 51%. The overall reduction of Personalized Oncology revenues resulted mainly from a drop in panel revenues during the quarter. Revenues from Preclinical eValuation were $645,000 for the quarter compared to $700,000 in the corresponding quarter of the prior year, a decrease of 8%.

Cost of Personalized Oncology services for the three months ended October 31, 2010 and 2009 were $159,000 and ($13,000), respectively, an increase of $172,000. The increase was primarily attributable to a one-time $125,000 credit taken in the 2009 period.

Cost of Preclinical eValuation services for the three months ended October 31, 2010 and 2009 were $288,000 and $350,000, respectively, a decrease of $62,000, or 18%. For the three months ended October 31, 2010 and 2009, gross margins for Preclinical eValuation services were 55% and 50%, respectively.

Research and development (“R&D”) expenses for the three months ended October 31, 2010 and 2009 were $725,000 and $645,000, respectively, an increase of $80,000, or 12%. The increase in R&D expenses was mainly due to costs associated with the development and testing of the Company’s four drug compounds.

General and administrative expenses for the three months ended October 31, 2010 and 2009 were $776,000 and $891,000, respectively, a decrease of $115,000, or 13%. The decrease was primarily attributable to the Company’s consolidation of its operations to Baltimore, Maryland.

Interest and other income for the second quarter of fiscal 2011 was $961,000 compared to zero in fiscal 2010. The increase related to a cash grant awarded to the Company (cash was received in November 2010) for expenses previously incurred under the Qualifying Therapeutic Discovery Project Program.

For the second quarter of fiscal 2011, the Company reported a net loss of $54,000, or ($0.00) per share, compared to a net loss of $584,000, or ($0.02) per share, in the corresponding quarter of fiscal 2010. In addition to the factors described above, the Company’s net losses reflect non-cash expenses, i.e., share-based compensation and depreciation, of $207,000 or ($0.01) per share, in the second quarter of 2011 compared to $142,000, or ($0.00) per share, in the second quarter of 2010.

The Company’s cash position on October 31, 2010 was $1.3 million compared to $2.6 million on April 30, 2010. The October 31, 2010 cash balance does not include the $960,000 received in November 2010 related to the Therapeutic Discovery Grant discussed below.

For the six-month period ended October 31, 2010, revenues were $2.5 million compared to $2.3 million for the comparable period last year, an increase of $282,000, or 13%. Total operating expenses which include costs of services, research and development and general and administrative were $4.2 million compared to $3.8 million for the comparable period last year, an increase of 8%. The Company reported a net loss of $645,000 or $0.02 per share, as compared to a net loss of $1.6 million or $0.05 per share for the comparable period in fiscal 2010.

Second Quarter Highlights:

•	On October 25th announced the appointment of Mr. Joel Ackerman, formerly of Warburg Pincus as the Company’s Chief Executive Officer;

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On October 25th announced the appointment of Dr. Ronnie Morris, formerly of MDVIP as the Company’s President. Dr. Morris will concentrate on the development of the personalized medicine business. Mr. Ackerman and Dr. Morris will also be joining the Company’s Board of Directors;

•	Preclinical eValuation business continued to grow with bookings approximating $1.5 million with six contracts executed;

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Continued to expand its Biomerk Tumorgraft platform to approximately 400 tumorgrafts which are available and/or in development at October 31, 2010, representing all of the major solid tumor indications; and

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Was awarded a $1.5 million grant under the Qualifying Therapeutic Discovery Project administered under section 48D of the Internal Revenue Service. The Company received $960,000 of the $1.5 million in November 2010.

David Sidransky, M.D., Chairman of the Board of Champions Biotechnology, Inc., noted, “The Company was very fortunate to bring on two very talented individuals in Joel and Ronnie who bring a wealth of knowledge with respect to both the sciences and the entrepreneurial acumen of running a biotechnology company.”

For more information regarding Champions Biotechnology’s growing business and recent news, please visit www.championsbiotechnology.com.

About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting xenografts (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. The Company believes that these Tumorgrafts closely reflect human cancer biology and their response to drugs is more predictive of clinical outcomes in cancer patients.

Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs and drug candidates in models that integrate prognostic testing with biomarker discovery.

Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2010 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

CHAMPIONS BIOTECHNOLOGY, INC. WEB SITE: www.championsbiotechnology.com